Exhibit 3

FIRST AMENDMENT TO RIGHTS AGREEMENT

Dated as of  December 11, 2008

between

PARK ELECTROCHEMICAL CORP.

and

REGISTRAR AND TRANSFER COMPANY

as Rights Agent

amending the

RIGHTS AGREEMENT

Dated as of  July 20, 2005

FIRST AMENDMENT, dated as of December 11, 2008 (this “Amendment”), to the Rights Agreement (the “Rights Agreement”), dated as of July 20, 2005, between Park Electrochemical Corp., a New York corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation, as Rights Agent (the “Rights Agent”). Capitalized terms used without definition in this Amendment shall have the meanings given to them in the Rights Agreement.

WITNESSETH

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement;

WHEREAS, as of the date hereof, the Distribution Date has not occurred; and

WHEREAS, in accordance with Section 27(a) of the Rights Agreement, the Company has directed the Rights Agent to amend the Rights Agreement upon the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE I
AMENDMENT

Section 1.1.     Amendment to Section 1 of the Rights Agreement.

(a)       Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“‘Acquiring Person’ shall mean any Person who constitutes an ‘interested shareholder’ as defined in Section 912 of the New York Business Corporation Law (‘NYBCL’), but shall not include an Exempt Person (as hereinafter defined).”

(b)      Section 1(e) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“A Person shall be deemed the ‘Beneficial Owner’ of, and shall be deemed to ‘beneficially own,’ any securities if such Person constitutes, with respect to such securities, a ‘Beneficial Owner’ as defined in Section 912 of the NYBCL; provided, however, that for purposes of this Agreement (including for purposes of determining whether a Person will be deemed an ‘interested shareholder’ under Section 912 of the NYBCL), a Person engaged in business as an underwriter of securities shall not be deemed to be the ‘Beneficial Owner’ of, or to ‘Beneficially own,’ (i) any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition, (ii) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event (as hereinafter defined) or (iii) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights are Original Rights (as hereinafter defined) or securities issued pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights.”

(c)      Section 1(r) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“‘Exempt Person’ shall mean (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed, established or holding Common Stock of the Company by, for or pursuant to the terms of any employee benefit plan or employee stock plan, (v) a Person who, together with its Affiliates and Associates, becomes an ‘interested shareholder’ as defined in Section 912 of the NYBCL solely as a result of a reduction in the number of shares of Common Stock of the Company outstanding due to the repurchase of shares of Common Stock of the Company by the Company, unless and until such time as such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of any additional shares of Common Stock of the Company, (vi) any Person who the Board in good faith determines has inadvertently become an ‘interested shareholder’ as defined in Section 912 of the NYBCL, so long as such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an ‘interested shareholder’ as defined in Section 912 of the NYBCL or (vii) any Person who, on the date of execution of this Agreement, is an ‘interested shareholder’ as defined in Section 912 of the NYBCL, unless and until such Person, together with its Affiliates and Associates, while remaining an ‘interested shareholder’ as defined in Section 912 of the NYBCL, acquires beneficial ownership of additional shares of Common Stock of the Company representing half a percent (0.5%) or more of the shares of Common Stock of the Company then outstanding.”

Section 1.2.      Amendment to Section 3 of the Rights Agreement. Section 3(a) of the Rights Agreement is hereby amended as follows:

The phrase “the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding” appearing in clause (ii) of the first sentence of such Section 3(a) shall be replaced in its entirety with the phrase “an ‘interested shareholder’ as defined in Section 912 of the NYBCL”.

Section 1.3.      Amendment to Section 11 of the Rights Agreement. Section 11(a)(ii) of the Rights Agreement is hereby amended as follows:

The phrase “the Beneficial Owner of 15% or more of the shares of the Common Stock of the Company then outstanding, unless the event causing such 15% threshold to be crossed” shall be replaced in its entirety with the phrase “an ‘interested shareholder’ as defined in Section 912 of the NYBCL, unless the event causing such Person to become an ‘interested shareholder ’”.

Section 1.4.      Amendment to Exhibit C to the Rights Agreement - Summary of Rights to Purchase Preferred Stock. Clauses (i) and (ii) of the first sentence of the second paragraph of Exhibit C to the Rights Agreement – Summary of Rights to Purchase Preferred Stock are hereby amended and restated in their entirety as follows:

“(i) the tenth business day following the date (the ‘Stock Acquisition Date’) of the first public announcement by the Company that any person or group (except for the Company, any subsidiary of the Company, or any employee benefit plan of the Company or any of its subsidiaries) has become an ‘interested shareholder’ as defined in Section 912 of the New York Business Corporation Law (‘NYBCL’), other than as a result of repurchases of stock by the Company, certain inadvertent purchases by stockholders, so long as they as promptly as practicable divest a sufficient number of shares of Common Stock so as to no longer be an ‘interested shareholder’ as defined in Section 912 of the NYBCL, or a person who, on the date of the Rights Agreement, was an ‘interested shareholder’ as defined in Section 912 of the NYBCL, so long as such person, while an ‘interested shareholder’ as defined in Section 912 of the NYBCL, does not acquire more than 0.5% or more of the Common Stock then outstanding, (ii) the tenth business day following the commencement of a tender or exchange offer if, upon its consummation, the offeror would become an ‘interested shareholder’ as defined in Section 912 of the NYBCL, or”.

ARTICLE II
CLOSING DOCUMENTS

Section 2.1.      Documents to be Delivered to Rights Agent. Pursuant to the provisions of Section 27(b) of the Rights Agreement, the Company will deliver to the Rights Agent concurrently with the execution and delivery of this Amendment a certificate stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1.      Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 3.2.      Rights Agreement to Remain in Full Force and Effect. Except as hereby expressly provided in this Amendment, the Rights Agreement, as amended by this Amendment, is in all respects ratified and confirmed and all its terms, provisions and conditions shall be and remain in full force and effect.

Section 3.3.      Benefits of this Agreement. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock of the Company) any legal or equitable right, remedy or claim under this Amendment, but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock of the Company).

Section 3.4.      Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 3.5.      Governing Law. The validity, enforceability, interpretation and performance of this Amendment shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed entirely within such state.

Section 3.6.      Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 3.7.      Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		PARK ELECTROCHEMICAL CORP.

By:	/s/ Stephen E. Gilhuley	By:	/s/ P. Matthew Farabaugh
Name:	Stephen E. Gilhuley	Name:	P. Matthew Farabaugh
Title:	Executive Vice President,	Title:	Vice President and Controller
Secretary and General Counsel

REGISTRAR AND TRANSFER
COMPANY, as Rights Agent

		By:	/s/ Thomas L. Montrone
		Name:	Thomas L. Montrone
		Title:	President and Chief Executive Officer